UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☒	Definitive Proxy Statement
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Geospace Technologies Corporation (Name of Registrant as Specified in its Charter)

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January 3, 2024

Dear Fellow Stockholder:

I am pleased to invite you to attend Geospace Technologies Corporation’s 2024 Annual Meeting of Stockholders. We will hold the Annual Meeting at 11:00 a.m. on February 8, 2024, both virtually via live webcast at meetnow.global/MPGCU4H and in-person at the DoubleTree by Hilton, 12801 Northwest Freeway, Houston, Texas.

Following this letter you will find the formal Notice of Meeting and a proxy statement which describes the action to be taken at the Annual Meeting. We have enclosed a proxy card so that you may grant your proxy to be voted as you indicate. We have also enclosed a copy of our 2023 Annual Report. We encourage you to read these materials.

Your vote is important. Please complete and mail your proxy card promptly, whether or not you plan to attend the Annual Meeting virtually or in-person. If you attend the Annual Meeting virtually or in person you may vote even if you have mailed a signed and dated proxy. Proxies may also be submitted electronically through Internet voting or telephonically. Instructions for telephonic or electronic voting can be found at www.edocumentview.com/geos. A list of stockholders of record will be available during the Annual Meeting for inspection by stockholders for any legally valid purpose related to the Annual Meeting. Stockholders interested in inspecting the list of stockholders during the Annual Meeting should contact our investor relations department at investorquestions@geospace.com for additional information.

In addition to solicitation by use of the mails, certain of our officers and employees may solicit the return of proxies personally or by telephone, electronic mail or facsimile. The cost of any solicitation of proxies will be borne by us.

The Board of Directors recommends that you vote (i) FOR the election of the Company nominated Class II directors, (ii) FOR the ratification of the appointment by the audit committee of the Board of Directors of RSM US LLP, independent public accountants, as our auditors for the fiscal year ending September 30, 2024, and (iii) FOR the approval of the non-binding, advisory resolution regarding the compensation of Geospace Technologies Corporation’s named executive officers.

Thank you for your cooperation. The Board of Directors and I look forward to seeing you at the Annual Meeting.

Very truly yours, Walter R. Wheeler President and Chief Executive Officer

Geospace Technologies Corporation

7007 Pinemont Drive

Houston, Texas 77040-6601

January 3, 2024

Notice of Annual Meeting of Stockholders to Be Held February 8, 2024

The Annual Meeting of the Stockholders of Geospace Technologies Corporation will be held at 11:00 a.m. on February 8, 2024. The Annual Meeting will be held both virtually via live webcast at meetnow.global/MPGCU4H and in person at the DoubleTree by Hilton, 12801 Northwest Freeway, Houston, Texas. The Annual Meeting will be held for the following purposes:

1.	to elect two directors to hold office as Class II directors until the 2027 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified;

2.	to ratify the appointment by the audit committee of the Board of Directors of RSM US LLP, independent public accountants, as the Company’s auditors for the fiscal year ending September 30, 2024;

3.	to vote on a non-binding, advisory resolution regarding the compensation of Geospace Technologies Corporation’s named executive officers; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The holders of record of Geospace Technologies Corporation common stock at the close of business on December 15, 2023 will be entitled to vote at the Annual Meeting.

By order of the Board of Directors, /s/ Robert L. Curda Robert L. Curda Vice President, Chief Financial Officer & Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting virtually or in person, please sign, date and mail the enclosed proxy card promptly. If you attend the Annual Meeting virtually or in person you may vote even if you have mailed a signed and dated proxy. Proxies may also be submitted electronically through Internet voting or telephonically. Instructions for telephonic or electronic voting can be found at www.edocumentview.com/geos.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 8, 2024

Pursuant to the Securities and Exchange Commission rules related to the Internet availability of proxy materials, the Company has made this proxy statement, the accompanying notice of Annual Meeting of stockholders and form of proxy, and the Company’s 2023 Annual Report to stockholders available via the Internet at www.edocumentview.com/geos.

Geospace Technologies Corporation

Proxy Statement
January 3, 2024

The Board of Directors (the “Board”) of Geospace Technologies Corporation (the “Company”) is soliciting proxies from its stockholders for the Annual Meeting of stockholders to be held at 11:00 a.m. on February 8, 2024, and for any adjournment thereof.

This Annual Meeting will be a held both virtually via live webcast and in person at and in-person at the DoubleTree by Hilton, 12801 Northwest Freeway, Houston, Texas. You will be able to attend the Annual Meeting virtually by accessing at meetnow.global/MPGCU4H and following the instructions set forth below. You are entitled to vote at the Annual Meeting if you were a holder of record of the Company’s common stock (the “Common Stock”) at the close of business on December 15, 2023 (the “record date”). On January 3, 2024, stockholders entitled to vote at the Annual Meeting will be able to access an electronic version of a proxy card, this proxy statement and the Company’s 2023 Annual Report at www.edocumentview.com/geos. The Company first distributed copies of these proxy materials to stockholders on or about January 3, 2024.

You may request a printed copy of these proxy materials by sending a written request to Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601, Attention: Secretary. Copies will be mailed to the requesting stockholder free of charge within three business days of the receipt of the request.

On December 15, 2023, there were 13,317,090 shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote on each matter considered at the Annual Meeting.

Your proxy card will appoint Thomas L. Davis, Ph.D. and Richard F. Miles as proxy holders, or your representatives, to vote your shares as you indicate. If you sign, date and return your proxy card without specifying voting instructions, the proxy holders will vote your shares (i) FOR the election of the Company nominated Class II director nominees named in this proxy statement, (ii) FOR the ratification of the appointment by the audit committee of the Board of RSM US LLP, independent public accountants, as the Company’s auditors for the fiscal year ending September 30, 2024, and (iii) FOR the approval of the non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

Signing, dating and returning your proxy card does not preclude you from attending the virtual Annual Meeting and voting virtually. If you submit more than one proxy, the latest-date proxy will automatically revoke your previous proxy. You may revoke your proxy at any time before it is voted by sending written notice, to be delivered before the Annual Meeting, to: Computershare Investor Services, P.O. Box 43078, Providence, RI, 02940-3078.

Shares Registered in Your Name. If you were a stockholder of record at the close of business on the record date, you do not need to do anything in advance to attend and/or vote your shares electronically at the Annual Meeting. If you attend the Annual Meeting virtually, you will be able to attend and participate in the Annual Meeting online and submit your questions during the Annual Meeting by visiting meetnow.global/MPGCU4H and entering the control number found on your proxy card you previously received. Then, follow the instructions on the screen. We encourage you to access the Annual Meeting prior to the start time, leaving ample time for the check in. Whether or not you attend the Annual Meeting, we urge you to mail in your proxy.

Shares Registered in the Name of a Broker, Bank or Other Nominee. If you hold your shares through an intermediary, such as a bank or broker, to vote virtually or in person at the Annual Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form. After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Annual Meeting virtually or in person, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Computershare. Requests for registration should be directed to legalproxy@computershare.com. Written requests can be mailed to:

Computershare

Geospace Technologies Corp Legal Proxy

P.O. Box 43078

Providence, RI 02940-3078

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on February 5, 2024.

You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the Annual Meeting in person or virtually at meetnow.global/MPGCU4H and vote your shares during the Annual Meeting. Follow the instructions provided to vote.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is not a supported browser. You should ensure that you have a strong WiFi connection wherever you intend to participate in the Annual Meeting virtually. We encourage you to access the Annual Meeting prior to the start time leaving ample time for the check in. For further assistance should you need it you may call 1-888-724-2416.

A list of stockholders of record will be available during the Annual Meeting virtually or in person for inspection by stockholders for any legally valid purpose related to the Annual Meeting.

The enclosed form of proxy provides a means for you to vote for the proposals listed in this proxy statement or to withhold authority to vote for proposals.

The Board expects the director nominees named in this proxy statement to be available for election. If any director nominee is not available, the proxy holders may vote your shares for a substitute if you have submitted a signed and dated proxy card that does not withhold authority to vote for director nominees.

The Company is not aware of any matters to be brought before the Annual Meeting other than those described in this proxy statement. If any other matters not now known are properly brought by the Company before the Annual Meeting, and if you return a signed, dated proxy card, the proxy holders may vote your shares in their discretion as to those other matters.

A quorum is required to conduct business at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock of the Company having voting power with respect to a subject matter (excluding shares held by the Company for its own account) present or represented by proxy will constitute a quorum at the Annual Meeting of stockholders for the transaction of business with respect to such subject matter. Abstentions and broker non-votes are counted as shares present for determining a quorum.

Each of the director nominees will be elected if such nominee receives the affirmative vote of the majority of the votes cast for an open directorship so long as the number of nominees for election equals the number of nominees to be elected (an “Uncontested Election”). For the purpose of an Uncontested Election, a majority of votes cast means that the number of votes “for” a nominee’s election must exceed 50% of the votes cast with respect to that nominee’s election. Votes “against” a nominee’s election will count as votes cast, but “abstentions” and “broker non-votes” will not count as votes cast with respect to that nominee’s election. In order for any person to become a member of the Board, such person must agree to submit upon appointment or first election to the Board an irrevocable resignation, which resignation shall provide that it shall become effective (contingent upon acceptance of the resignation by the Board), in the event of a stockholder vote in an Uncontested Election in which that person does not receive a majority of the votes cast with respect to that person’s election as a director, at the earlier of (i) the selection of a replacement director by the Board, (ii) 180 days after certification of such stockholder vote, or (iii) acceptance by the Board. If the number of nominees for director at a meeting of stockholders exceeds the number of directors to be elected at such meeting, directors shall be elected by a plurality of the affirmative votes cast by the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors at such meeting. Abstentions and broker non-votes will not be counted to determine the total number of votes cast in the election of director nominees.

The proposals relating to the ratification of the appointment of RSM US LLP as the auditors of the Company for the 2024 fiscal year, and the resolution regarding the compensation of the Company’s named executive officers will pass if the proposal receives the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote “against” these proposals and broker non-votes will have no effect on the vote for these proposals.

Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of Common Stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of Common Stock in its discretion on such matters. The ratification of independent public accountants is generally a routine matter whereas the election of directors is not considered a routine matter. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

Representatives of Computershare Investors Services, the transfer agent and registrar for the Common Stock, will act as the inspectors of election at the Annual Meeting.

Proposal I: Election of Directors

At the Annual Meeting, the stockholders will elect two Class II directors. The Board is divided into three classes, each class being composed as equally in number as possible. The classes have staggered three-year terms, with the term of one class expiring at each Annual Meeting of stockholders.

The directors whose terms expire at the 2024 Annual Meeting are Margaret Sidney Ashworth and Stephen C. Jumper. The nominating and corporate governance committee of the Company has nominated Ms. Ashworth and Mr. Jumper to serve as Class II directors for a three-year term expiring at the 2027 Annual Meeting of Stockholders. The nominating and corporate governance committee considered various criteria to evaluate the potential candidates including, without limitation, (1) independence, (2) qualification to serve on the committees of the Board, (3) experience in the security and defense industry, (4) experience in the seismic industry, (5) knowledge of the oil and gas industry, (6) continuing overall contributions and valuable input to the Board and its committees, and (7) a collaborative, persuasive and articulate personality. The nominating and corporate governance committee also considers such person’s diversity attributes (e.g., perspectives, professional experience, experiences derived from high-quality business, skills, background and gender) as a whole and does not necessarily attribute any greater weight to one attribute. Each candidate is considered in the context of their contribution to the Board as a whole with the objective of assembling a group that best contributes to the success of the Company and represents stockholder interests through the exercise of sound judgment, using its diversity of perspectives, skills and experiences. After discussions, the nominating and corporate governance committee determined that Ms. Ashworth and Mr. Jumper satisfied the criteria considered by the nominating and corporate governance committee, and nominated Ms. Ashworth and Mr. Jumper to stand for election as Class II director on the Board of the Company.

Ms. Ashworth and Mr. Jumper have been nominated by the nominating and corporate governance committee to serve as Class II directors for a three-year term expiring at the 2027 Annual Meeting of Stockholders. The directors in Class I are serving terms that expire at the 2026 Annual Meeting of Stockholders. The directors in Class III are serving terms that expire at the 2025 Annual Meeting of Stockholders. Ms. Ashworth, Mr. Jumper, Dr. Thomas L. Davis, Ph.D., Mr. Richard F. Miles, Mr. Edgar R. Giesinger, Jr., and Mr. Gary D. Owens are independent, as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules, as currently applicable to the Company.

The Board has determined that of the persons nominated to serve as Class II directors, Ms. Margaret Sidney Ashworth and Mr. Stephen C. Jumper are independent under the criteria established by the NASDAQ Stock Market Rules.

Information regarding the director nominees and directors whose terms will continue after the Annual Meeting follows.

Nominees for Election Class II Director (Term Expiring at the 2024 Annual Meeting of Stockholders)	Age	Position	Director Since
Margaret Sidney Ashworth (c)(b)	72	Director	2020
Stephen C. Jumper	62	Director	2023

Other Current Directors Class III Directors (Terms Expiring at the 2025 Annual Meeting of Stockholders)
Edgar R. Giesinger, Jr. (a)(b)(c)	67	Director	2015
Gary D. Owens	75	Director	1997

Class I Directors (Terms Expiring at the 2026 Annual Meeting of Stockholders)
Thomas L. Davis, Ph.D. (a)(c)	76	Lead Independent Director	1997
Richard F. Miles (a)(b)(c)	74	Director	2013
Walter R. Wheeler	69	President, Chief Executive Officer, Director	2015

(a)	Member of the audit committee, in which Mr. Giesinger is chairman.
(b)	Member of the compensation committee, in which Mr. Miles is chairman.
(c)	Member of the nominating and corporate governance committee, in which Ms. Ashworth is chairman.

Background of Nominees and Continuing Directors

Thomas L. Davis, Ph.D. became a director in connection with the Company’s initial public offering in November 1997. Dr. Davis is a Professor of Geophysics at the Colorado School of Mines, where he has worked since 1980. He has also been a coordinator of the Reservoir Characterization Project, an industry consortium of the Colorado School of Mines, since it was founded in 1985, with the objective of characterizing reservoirs through development and application of 3-D and time lapse 3-D multicomponent seismology. Dr. Davis consults and lectures worldwide and has written and co-edited numerous papers and other works in the field of seismic interpretation. The Board believes that Dr. Davis’ industry specific experience and expertise and the unique perspective gained from serving as a professor at the Colorado School of Mines enable him to effectively serve as a director.

Edgar R. Giesinger, Jr. has been a director since November 2015. Mr. Giesinger retired as a managing partner from KPMG LLP on September 30, 2015. He has 35 years of accounting and finance experience working mainly with publicly traded corporations. Over the years, he has advised a number of clients in accounting and financial matters, capital raising, international expansions and in the dealings with the Securities and Exchange Commission. While working with companies in a variety of industries, his primary focus has been energy and manufacturing clients. Mr. Giesinger is a Certified Public Accountant in the State of Texas and former Chairman of the Texas Tri-Cities Chapter of the National Association of Corporate Directors. He has lectured and led seminars on various topics dealing with financial risks, controls and financial reporting. Mr. Giesinger serves as director and audit committee member on the board of Solaris Oilfield Infrastructure, Inc. (ticker symbol “SOI”), a NYSE listed manufacturer and provider of proppant management systems for oil and gas well sites. Mr. Giesinger also serves as director and audit committee member on the board of Mach Natural Resources LP (ticker symbol “MNR”), a NYSE listed independent upstream oil and gas company. The Board believes that Mr. Giesinger’s extensive financial and accounting experience, including that related to the energy and manufacturing industries, enables him to effectively serve as a director.

Richard F. Miles has been a director since May 2013. Mr. Miles is the former Chief Executive Officer and a former director of Geokinetics Inc. He held that position from August 2007 until his retirement in November of 2012. Mr. Miles also served as President of Geokinetics from August 2007 until May 2012, Chief Operating Officer from March 2007 until August 2007, and President-International Operations from September 2006 until March 2007 following Geokinetics’ acquisition of Grant Geophysical Inc. Mr. Miles served as Director, President and Chief Executive Officer of Grant Geophysical from January 2001 until September 2006. From 1990 to 2000, he was President and Chief Executive Officer of Syntron Inc., a unit of Tech-Sym Corporation. Prior to that, he held various executive positions of increasing responsibility with Geosource Marine Inc. and Geophysical Services Inc. Mr. Miles has over 50 years of international experience in the seismic industry both operationally and in manufacturing. Mr. Miles has served on the Board of Directors of three other public companies as well as several non-profit boards including the International Association of Geophysical Contractors from 1992 – 2007, where he served as Chairman from 1997 –1998. Mr. Miles has an MBA from Southern Methodist University. The Board believes that Mr. Miles’ extensive history and depth of understanding in the seismic industry enables him to effectively serve as a director. Additional information regarding Mr. Miles can be found below under “Certain Relationships and Related Transactions – Transactions involving Richard F. Miles.”

Margaret Sidney Ashworth has been a director since December 2020. Ms. Ashworth is the former Vice President of Government Relations for Northrop Grumman Corporation. She held that position from 2010 until her retirement in 2017. Ms. Ashworth has served as a Board member of PDS Technologies Inc. since 2018. In 2010, she served as Vice President of Washington Operations for GE Aviation Systems. Prior to that, she spent 14 years as a professional staff member with the U.S. Senate Committee on Appropriations from 1994 until 2009. For more than a decade, Ms. Ashworth has worked as a civilian in the Department of the Army, focused on resource management, force structure, and strategy. Ms. Ashworth earned a master’s degree in business administration from Campbell University and a bachelor’s degree in management from the University of Maryland. The Board believes that Ms. Ashworth’s management expertise and extensive experience in government relations enable her to effectively serve as a director.

Stephen C. Jumper is the former President, Chief Executive Officer and Chairman of the Board of Directors of Dawson Geophysical Inc. and has been a director since December 2023. During his thirty-eight year career with Dawson Geophysical, he held the positions of President and Chief Executive Officer from February 2015 until December 2023 and served as Chairman of the Board of Directors from February 2015 to March 2023. Mr. Jumper joined Legacy Dawson in 1985, was elected Vice President in September 1997, and President, Chief Operating Officer and Director in January 2001. In January 2013, Mr. Jumper was elected Chairman of the Board of Directors of Legacy Dawson. Prior to that, Mr. Jumper served Legacy Dawson as manager of technical services with an emphasis on 3-D processing. Graduating from the University of Texas at Austin in December of 1984, Jumper received a Bachelor of Science degree in Geological Sciences. Mr. Jumper has formerly served as the Permian Basin Geophysical Society Second Vice President in 1991, First Vice President in 1992 and as President in 1993. The Board believes that Mr. Jumper’s broad seismic industry experience and connections enable him to effectively serve as a director.

Gary D. Owens has been a director and Chairman of the Board since 1997. Mr. Owens joined the Company as President and Chief Executive Officer in 1997. He held those positions until his retirement in December 2013. From October 1993 until May 1997, Mr. Owens was the President and Chief Executive Officer of Input/Output, Inc. (now known as ION Geophysical Corp.). Mr. Owens had held other positions at Input/Output, Inc. beginning in 1977. He has approximately 50 years of experience in the seismic industry. The Board believes that Mr. Owens’ depth of understanding of the Company’s operations and strategy, his strong leadership skills, his extensive employment experience with the Company, and his significant industry and management expertise enable him to effectively serve as a director.

Walter R. Wheeler has been a director since November 2015. Mr. Wheeler became the Company’s President and Chief Executive Officer in January 2014. He served as the Company’s Executive Vice President and Chief Operating Officer from 2012 until December 31, 2013. He had been a design engineer with the Company since 1997. Prior to 1997, Mr. Wheeler worked for 13 years as a design engineer at Input/Output, Inc. Mr. Wheeler received his Bachelor of Science degree in Electrical Engineering from Rice University. The Board believes that Mr. Wheeler’s depth of understanding of the Company’s operations and strategy, his strong leadership skills, his extensive employment experience with the Company, and his significant industry and management expertise enable him to effectively serve as a director.

Director Diversity Matrix

Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	6	--	--
Part II: Demographic Background
African American or Black	--	--	--	--
Alaskan Native or Native American	--	--	--	--
Asian	--	--	--	--
Hispanic or Latinx	--	--	--	--
Native Hawaiian or Pacific Islander	--	--	--	--
White	1	6	--	--
Two or more Races or Ethnicities	--	--	--	--
LGBTQ+	--
Did not disclose demographic background	--

Director Skills Matrix

	Demographics				Functional						Industry				Intl.
	Age	Total Public Directorships	Independent	Gender	CEO	Senior Officer/COO	Financial Expertise	Applied Science & Engineering	Government Relations & Contracts	Human Resource Management	Geophysics & Seismology	Oil & Gas	Defense, Homeland Security & Intelligence.	Capital Intensive Mfg.	Global
Gary D. Owens (Chairman)	75	1	✔	M	*	*	×	*	×	*	+	*		*	*
Walter R. Wheeler (CEO)	69	1		M	*	*	×	*	×	*	×	+	×	*	+
Richard F. Miles	74	1	✔	M	*	*	×	+	×	*	*	×		*	*
Thomas L. Davis, Ph.D.	76	1	✔	M				*		+	*	+			+
Edgar R. Giesinger, Jr.	67	3	✔	M		+	*			*		×			+
Margaret Sidney Ashworth	72	1	✔	F		+	×		*	*			*		*
Stephen C. Jumper	62	1	✔	M	*	*	+	*	×	+	*	*	×	×	+

Key
*	Expert
+	Proficient
×	Competent
Limited

Stockholder Engagement

Geospace Technologies Corporation understands the importance of maintaining a robust stockholder engagement program. During 2023, Geospace continued its long-standing practice of reaching out to stockholders and future investors. Executives, and when appropriate, directors met with stockholders on a variety of topics, including strategy and value propositions, corporate governance, executive compensation, and culture. We spoke and met with representatives from our top institutional investors, mutual funds, public pension funds, and individual investors to hear their views on these important topics. Overall, investors expressed strong support for Geospace.

Our Board is committed to constructive engagement with our stockholders and investors. To help facilitate communication with our stockholders, the Board formed a governance leadership sub-committee in 2020 to carry out a stockholder outreach effort. The sub-committee consisted of the chairs of the audit, compensation and nominating and governance committees. In some instances, the Lead Independent Director, CEO and Chairman also participated in the meetings. Open dialogue with our stockholders throughout 2023 has led to enhancements in our corporate governance and executive compensation, with ongoing efforts dealing with our strategy and value proposition. The Board believes these efforts are all in the best interest of Geospace and its stockholders.

Communications with the Board

Any stockholder or other interested party wishing to send written communications to any one or more members of the Company’s Board may do so by sending them to the Company Secretary, c/o Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601 or to investorquestions@geospace.com. All such communications will be forwarded to the intended recipient(s).

Nominations to the Board

The nominating and corporate governance committee is responsible for reviewing and interviewing qualified candidates to serve on the Board, for making recommendations for nominations to fill vacancies on the Board, and for selecting the nominees for election by the Company’s stockholders at each annual meeting. The nominating and corporate governance committee has not established specific minimum age, education, experience or skill requirements for potential directors; however, it values diversity and the benefits that diversity can bring to the Company’s Board. The Board seeks to maintain a Board comprised of talented and dedicated directors with a diverse mix of experience, skills and background. The skills and backgrounds collectively, represented on the Board should reflect the diverse nature of the business environment in which the Company operates. As new members are considered, diversity considerations should include – but not be limited to – business expertise, geography, age, gender and ethnicity. The nominating and corporate governance committee has taken into account all factors it has considered appropriate in fulfilling its responsibilities to identify and recommend individuals as director nominees. Those factors have included, without limitation, the following:

•    an individual’s business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity and character;

•    the size and composition of the Board and the interaction of its members, in each case with respect to the needs of the Company and its stockholders; and

•    regarding any individual who has served as a director of the Company, his or her past preparation for, attendance at, and participation in meetings and other activities of the Board or its committees and his or her overall contributions to the Board and the Company.

The nominating and corporate governance committee has utilized a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the nominating and corporate governance committee through current Board members, professional search firms, stockholders or other persons. Candidates have been evaluated at regular or special meetings of the nominating and corporate governance committee, and may be considered at any point during the year. The Board of Directors, based on recommendations from the nominating and corporate governance committee, has instituted a tenure limit of 15 years for all non-employee directors to hold a seat on the Board of Directors that join the Board on or after August 6, 2020.

The nominating and corporate governance committee will consider qualified nominees recommended by stockholders. Stockholders desiring to make such recommendations should submit such recommendations to the Corporate Secretary, c/o Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601. The nominating and corporate governance committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates.

Committees of the Board and Meeting Attendance

During fiscal year 2023, the Board met five times, and each director attended, in person or by telephone, at least 75% of the meetings held by the Board. Further, each committee member attended 100% of the meetings held by the committees on which the directors served during fiscal year 2023. Directors receive the director compensation payments set forth below irrespective of meeting attendance, and the Company does not have a formal policy with regard to Board members’ attendance at annual meetings of security holders. All members of the Board at the time of the Company’s 2023 Annual Meeting attended such meeting.

The Board has a standing audit committee, compensation committee and nominating and corporate governance committee.

Audit Committee. The audit committee is charged with, among other tasks, recommending to the entire Board the engagement and discharge of independent auditors of the financial statements of the Company, reviewing and pre-approving the professional services provided by its independent auditor, reviewing the independence of its independent auditor, reviewing with the auditors their plan and results of the auditing engagement, considering the range of fees for the independent auditor’s audit and non-audit services, reviewing the Company’s system of internal accounting controls, establishing and reviewing related party transaction policies, reviewing and approving related party transactions, and reviewing and reassessing the adequacy of its charter on an annual basis. The audit committee met four times during the fiscal year ended September 30, 2023. The audit committee’s report for the fiscal year 2023 appears below in this proxy statement. The Board of the Company has made a determination that Dr. Davis, Mr. Giesinger, and Mr. Miles, members of its audit committee, each of whom are independent under Rule 5605(a)(2) and 5605(c)(2) of the NASDAQ Stock Market Rules and satisfy the SEC’s independence requirements for audit committee service and that Mr. Giesinger is a financial expert. Mr. Giesinger serves Chairman of the audit committee. Dr. Davis, Mr. Giesinger and Mr. Miles’ backgrounds are described above under “Background of Nominees and Continuing Directors.” The charter for the audit committee may be accessed electronically under the “Investor Relations – Corporate Governance” section of the Company’s website at www.geospace.com.

Compensation Committee. The compensation committee oversees the Company’s compensation programs and is charged with the review and approval of its general compensation strategies and objectives and the annual compensation decisions relating to its executives. The compensation committee responsibilities also include reviewing and approving employment agreements, severance agreements and any special supplemental benefits applicable to executives; assuring that the Company’s incentive compensation program, including the annual and long-term incentive programs, are administered in a manner consistent with the Company’s compensation policy; approving and/or recommending to the Board new incentive compensation programs and equity-based compensation programs; reviewing the Company’s employee benefit programs; recommending for approval all changes to compensation plans that may be subject to the approval of the Company’s stockholders or the Board; and retaining compensation consultants and other experts. The compensation committee also reviews the outcome of the stockholder advisory vote on executive compensation. The compensation committee may delegate its authority to subcommittees. The compensation committee is comprised of Ms. Ashworth, Mr. Giesinger and Mr. Miles. Mr. Miles serves as Chairman. All members of the compensation committee are independent as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules, as currently applicable to the Company. The compensation committee charter may be accessed electronically under the “Investor Relations – Corporate Governance” section of the Company’s website at www.geospace.com. The compensation committee met three times during the fiscal year ended September 30, 2023.

For more information pertaining to the Company’s compensation policies and practices, please read the “Overview of Company Executive Compensation Program” section of this proxy statement.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee is charged with, among other things, identifying and recommending nominees for election to the Company’s Board at annual meetings and filling vacancies on the Company’s Board, recommending nominees for appointment to the Company’s committees, annually reviewing the overall effectiveness of the organization of the Board and the committees thereof, developing and maintaining qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors, and annually reviewing the directors, its own performance and its charter. The nominating and corporate governance committee will consider nominees recommended by stockholders. With respect to procedures that must be followed in order for nominations from stockholders to be considered, see “Nominations to the Board” above. In addition, the nominating and corporate governance committee reviews annually with the full Board the succession plans for senior executive officers and makes recommendations to the Board regarding the selection of individuals to occupy these positions. The nominating and corporate governance committee is comprised of Ms. Ashworth, Mr. Giesinger, Dr. Davis and Mr. Miles. Ms. Ashworth serves as Chairman. All of the members of the nominating and corporate governance committee are independent, as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules, as currently applicable to the Company. The charter for the nominating and corporate governance committee may be accessed electronically under the “Investor Relations – Corporate Governance” section of the Company’s website at www.geospace.com. The nominating and corporate governance committee met four times during the fiscal year ended September 30, 2023.

Board and Committee Evaluations

As part of an ongoing evaluation process, at the end of each quarterly Board meeting and committee meetings, all participants take part in a verbal evaluation of how well the Board performed. This includes a director self-evaluation and an evaluation of each of his or her peers. At least annually, the nominating and corporate governance committee solicits anonymous feedback from the directors on Board and committee effectiveness, including areas such as Board composition and the Board/management succession-planning process from each director through a third-party, which administers the review and provides feedback to the nominating and corporate governance committee on its findings.

The Lead Independent Director presides at executive sessions of the independent directors. Each executive session may include a discussion of the performance of the Chairman, CEO, or Directors, and matters concerning the relationship of the Board with the Chairman or CEO and other members of senior management.

The Lead Independent Director, in collaboration with the nominating and corporate governance committee, also ensures that the Board’s self-assessments are conducted annually.

Board Leadership Structure and Role in Risk Oversight

Mr. Owens serves as the Company’s Chairman of the Board. Mr. Owens was the Company’s previous President and Chief Executive Officer from 1997 until his retirement in December 2013. The Company has not established a written position description for our Chairman of the Board. A primary function of that position is to set the agenda for and lead meetings of the Company’s Board. The Board believes that the Company will benefit from Mr. Owens’ continued services as a director and as Chairman of the Board given his extensive experience with the Company’s operations. Mr. Owen’s is independent, as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules, as currently applicable to the Company.

In 2015, the Board created a Lead Independent Director position that serves for a three-year term. In August 2020, Mr. Davis was elected as the Lead Independent Director for a three-year term. In August 2023, Mr. Davis was re-elected for an additional three-year term. Mr. Davis is independent, as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules, as currently applicable to the Company. In this position, Mr. Davis presides over meetings of the Board when the Chairman is not present, leads at least two meetings per year of the Board’s independent directors, serves as liaison between the Chairman, the Chief Executive Officer and the Board, and approves Board information, agendas and schedules. The Lead Independent Director also participates in the selection of committee members and committee chairs, stockholder communications, and the recommendation of advisors and consultants to the Board. Under the direction of the Lead Independent Director, the independent directors met nine times during the fiscal year ended September 30, 2023. The Company believes that the Lead Independent Director position strikes an appropriate balance between Mr. Owens’ significant executive, customer, and industry knowledge in his position as Chairman and the Board’s fiduciary duties to stockholders.

As a governance best practice, all members of the audit, compensation, and nominating and corporate governance committees are independent. The Board has established processes for the effective oversight of critical issues charged to independent Directors such as the integrity of our financial statements, senior executive compensation, succession planning, election of the Lead Independent Director, membership of independent Board committees, evaluations of the Board, committee and Directors, and nominations for Directors.

Succession planning and leadership development are top priorities for the Board and management. The Company recently solicited input from an external consulting firm to assist the Board in this area. On an ongoing basis, the Board, with oversight from the nominating and corporate governance committee reviews the plans for succession to the role of CEO and other senior management positions. The nominating and corporate governance committee assists in succession planning, as necessary, and reviews and makes recommendations to the Board regarding people strategies and leadership development initiatives. To assist the Board, the CEO periodically reports on individual senior executives’ potential to succeed to the position of CEO and provides an assessment of potential successors to other key positions.

The Company further believes that separation of the Chairman and executive officer roles allows Mr. Wheeler to focus his time and energy on operating and managing the Company while leveraging the experience and perspectives of the Chairman. The Board has an active role in evaluating the Company’s risk management in its ongoing business by regularly reviewing information presented by management regarding the Company’s business and operations risks and monitoring risk areas through Board reports and related discussions at Board meetings. The Board also reviews and approves the Company’s operating and capital budgets on an annual basis. The committees of the Board include an audit committee, which oversees accounting and financial issues and risks, a compensation committee, which reviews leadership performance and compensation and a nominating and corporate governance committee, which assesses Board performance and corporate governance issues.

Cybersecurity

The Company’s Chief Information Officer, (“CIO”), (who is also a certified Chief Information Security Officer) manages the Company’s security program.  Oversight of the program occurs via CIO metrics-based updates provided to an Information Technology Steering team (consisting of the executive officers and other key employees of the Company) on a quarterly basis. Additionally, multiple elements of the Company’s cybersecurity security program are tested internally and externally on a bi-yearly basis in alignment with our Sarbanes-Oxley information security controls. Lastly, the CIO provides a cybersecurity risk assessment to the Board on an annual basis which includes metrics, security incidents, key risk indicators, and risk mitigation plans.

The Company aligns to the National Institute of Standards and Technology (NIST) Cyber Security Framework and adopts a variety of cybersecurity best practices across the enterprise. The Company leverages industry-leading cybersecurity vendors that provide the following capabilities: Managed Detection and Response (MDR); a Security Operations Center (SOC) that monitors the Company’s IT assets on a 24x7x365 basis; tools to interdict emails with phishing links and malware payloads; data leak protection tools that provide real-time interdiction of data transfers outside of normal business usage; vulnerability detection and automated patching tools; firewalls and instruction detection systems; multi-factor authentication mechanisms; mobile device management systems; penetration testing; and various third-party assessments. The Company’s critical IP data is maintained on segmented, access-controlled data stores. The Company utilizes a variety of backup mechanisms for its data including both warm and cold storage solutions. Lastly, the Company utilizes token-based technologies to support Payment Card Industry Data Security Standard (PCI DSS) compliant safe handling and protection of credit card data.

The Company has a defined security policy that is reviewed on an annual basis. The Company has established response procedures for cyber-security incidents and tests the procedures on a periodic basis. The Company provides robust computer-based Cybersecurity and wire fraud / phishing awareness training to all new employees as well as training to existing employees on an annual basis.

The Company has not experienced material information security incidents in the last three years nor has it incurred any material expenses related to penalties and/or settlements related to a material breach. Nevertheless, the Company does carry a cybersecurity insurance policy.

Environmental, Societal and Governance

In response to interest from shareholders and the investment community, the Company published annual ESG Reports in 2021 and 2022.  These reports highlight the Company’s commitment to ESG standards including:

●    Environmental Commitment and Stewardship;

●    Workforce Diversity & Employee Health and Safety;

●    Philanthropic & Community Engagement; and

●   Corporate Governance, Board Composition & Business Code of Conduct.

The Company will publish its third ESG Report in the first quarter of calendar year 2024. The Company’s report is provided electronically in the ESG section of the Company’s website under the Company navigation heading at http://www.geospace.com/esg.

Compensation of Directors

The following table summarizes compensation paid to each non-employee director during the fiscal year ended September 30, 2023. For details of compensation paid to Mr. Wheeler, please see “Summary Compensation Table.”

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Gary D. Owens	80,025	47,970	--	127,995
Thomas L. Davis, Ph.D.	77,025	47,970	--	124,995
Edgar R. Giesinger, Jr.	77,025	47,970	--	124,995
Richard F. Miles	77,025	47,970	--	124,995
Tina M. Langtry	72,525	47,970	--	119,995
Margaret Sidney Ashworth	69,525	47,970	--	117,495
Kenneth Asbury (3)	6,907	--	--	6,907

(1)

Represents 9,000 restricted stock units granted to each director on February 9, 2023. Restricted stock units represent a contingent right to receive one share of Common Stock upon vesting. The units vest on February 8, 2024. As required by SEC rules, amounts in this column represent the aggregate grant date fair value of stock-based compensation expense as required by FASB ASC Topic 718 Stock Based Compensation. A discussion of the assumptions used to value the restricted stock awards is contained in the notes to the Company’s financial statements.

(2)

All directors of the Company are reimbursed for ordinary and necessary expenses incurred in attending Board and committee meetings, however no director was reimbursed more than $10,000 in other compensation during the fiscal year ended September 30, 2023.

(3)	Mr. Asbury resigned from the Board effective November 3, 2022.

For the fiscal year ended September 30, 2023, each non-employee director received $65,025 per year in cash, paid in four equal quarterly installments. The Chairman of the Board receives an additional $15,000 per year and the Lead Independent Director and each committee chairperson receives an additional $12,000 per year. The additional fees are paid in cash, in four equal quarterly installments. The Board considers director compensation at other energy companies when targeting compensation for its non-employee directors and believes that its target compensation is below the median.

The following table indicates the aggregate number of shares of Common Stock subject to outstanding unvested stock awards that each non-employee director held as of September 30, 2023:

Name	Stock Awards #
Gary D. Owens	9,000
Edgar R. Giesinger, Jr.	9,000
Thomas L. Davis, Ph.D.	9,000
Tina M. Langtry	9,000
Richard F. Miles	9,000
Tina M. Langtry(1)	5,500
Margaret Sidney Ashworth	9,000
(1) Ms. Langtry’s stock award vested in October 2023 as a result of her death.

During the annual review of our current director compensation program in November 2020, and based upon input and benchmarking from Fredrick W. Cook & Co., Inc., we decided to more closely align our allocation of cash and equity compensation for directors with our peer group and broader current public company practice. To enhance alignment, we intend to adjust the allocation by gradually decreasing the annual cash retainer over time, while increasing the annual equity grant to a more market competitive mix with equal weighting between cash and equity.

Legal Proceedings

To the best of our knowledge, there is no material proceeding to which any director, director nominee or executive officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of such director, nominated director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Certain Relationships and Related Transactions

The Board has established written procedures and adopted policy for governing related persons transactions. The Company’s general code of business conduct, to which all employees (including its executive officers) are subject, also provides that no employee nor any employee’s immediate family member should engage in a business or financial arrangement with a vendor, supplier or customer of the Company without the prior written approval of the Company’s Chief Executive Officer or Chief Financial Officer. The general code of business conduct may be accessed electronically under the “Investor Relations – Code of Business Conduct” section of the Company’s website at www.geospace.com.

The Company’s written procedures regarding review, approval and oversite of related party transactions cover instances involving any employee, executive officer, Director, nominee for Director, or immediate family member, among others. The types of transactions covered by the procedures are transactions, arrangements, or relationships, including any indebtedness or guarantee of indebtedness to which the Company or any of its subsidiaries were or will be a participant, and any related person had, has or will have direct or indirect interest with respect to certain relationships and related transactions. The audit committee is responsible for establishing/reviewing related party transaction policies and reviewing and approving related party transactions.

Transactions Involving Stephen C. Jumper

The Company regularly transacts business with Dawson Geophysical Company and its subsidiaries (“DGC”), in which Mr. Jumper was President and Chief Executive Officer until December 2023. DGC is an onshore seismic data acquisition service company which the Company has historically sold seismic equipment. For fiscal years 2023 and 2022, the Company generated revenue of $603,364 and $382,208 respectively, from sales to DGC. The Board has determined that these transactions do not render Mr. Jumper not independent under applicable NASDAQ rules.

Transactions Involving Richard F. Miles

Mr. Miles was previously the chief executive officer and a member of the board of directors of Geokinetics Inc. (“Geokinetics”), a customer of the Company. On November 8, 2012, Mr. Miles retired from his positions with Geokinetics. Geokinetics subsequently filed for bankruptcy protection in May of 2013.

Except as otherwise disclosed herein, the Company does not have any other related person transactions.

Proposal II : Ratification of Appointment of Auditors

The audit committee appointed RSM US LLP (“RSM”), independent public accountants, to audit the Company’s consolidated financial statements for the year ended September 30, 2024, and such appointment was approved by the Board. RSM has been the Company’s independent public accountants since February 27, 2018.

In the event the appointment of RSM is not ratified, the audit committee will consider the appointment of other independent auditors. A representative of RSM is expected to be present at the Annual Meeting and will be available to make a statement if such representative desires to do so and to respond to appropriate questions.

The Board recommends voting “FOR” this proposal.

Audit Committee Report

The Audit Committee of the Board of Directors of the Company, which operates under a written charter adopted by the entire Board of Directors of the Company (the “Board”), serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting process, system of internal control, audit process and process for monitoring compliance with laws and regulations and the Company’s standards of business conduct. The Company’s management has primary responsibility for preparing the Company’s financial statements and for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, RSM US LLP (“RSM”), is responsible for expressing an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles in the United States in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”).

In this context, the Audit Committee hereby reports as follows:

1)

The Audit Committee regularly meets and holds discussions with the Company’s management, Internal Audit department, and RSM. Discussions with the Internal Audit department and RSM occur either in private sessions (without the attendance of the Company’s management) or in conjunction with the Company’s management. Discussions include, but are not limited to: (i) the quality of significant accounting principles, (ii) the reasonableness of critical accounting estimates, (iii) and critical audit matters and the disclosures of those matters in the consolidated financial statements identified by RSM during the audit.

2)	The Audit Committee reviews the internal audit plan, determines the adequacy of internal audit independence, and reviews internal audit reports.

3)	The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended September 30, 2023 with management and RSM.

4)	The Audit Committee has discussed with RSM the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission (the “SEC”).

5)

 The Audit Committee has received and reviewed the written disclosures and the letter from RSM required by the applicable requirements of the PCAOB regarding RSM’s communications with the Audit Committee concerning independence and has discussed with RSM RSM’s independence. In reviewing the independence of RSM, the Audit Committee considered non-audit services provided by the independent auditors and the fees and costs billed for these services.

6)

 Based on the review and discussions referred to in paragraphs (1) through (5) above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023 for filing with the SEC.

Each of the members of the Audit Committee is independent as defined under the SEC’s independence rules and the listing standards of the NASDAQ market exchange.

Edgar R. Giesinger, Jr. – Chairman Thomas L. Davis, Ph.D. Richard F. Miles

Independent Public Accountants

RSM served as the Company’s principal independent public accountants for fiscal years 2023 and 2022. A representative of RSM is expected to attend the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by RSM for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Forms 10-Q were $543,300 and $509,300, respectively, for fiscal years 2023 and 2022.

The Company uses firms other than RSM for certain of its statutory audit-related services for its international subsidiaries.

Audit-Related Fees

There were no fees billed by RSM for audit-related services for fiscal years 2023 and 2022.

Tax Fees

The Company used a firm other than RSM for its tax services for fiscal years 2023 and 2022.

All Other Fees

There were no fees billed by RSM for other services not disclosed above for fiscal years 2023 and 2022.

Compatibility of Certain Fees with Independent Accountants’ Independence

The audit committee has adopted pre-approval policies and procedures pursuant to which the engagement of the Company’s independent accountant is approved. Such procedures govern the ways in which the audit committee will pre-approve audit and various categories of non-audit services that the independent accountant provides to the Company and its subsidiaries. In accordance with this policy, the audit committee had given its approval for the provision of audit services by RSM for the fiscal year ended September 30, 2023. Services which have not received pre-approval must receive specific approval of the audit committee. The audit committee is informed of each such engagement in a timely manner, and such procedures do not include delegation of the audit committee’s responsibilities to management. The audit contract that was entered into in fiscal year 2023 was pre-approved by the audit committee.

Proposal III : Advisory (Non-Binding) Vote on Executive Compensation

As required pursuant to Section 14A of the Securities Exchange Act, at the Annual Meeting, the stockholders will vote on a non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

The Company believes that its compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of its stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder the opportunity to endorse or not endorse the compensation the Company pays its named executive officers through voting for or against the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the Company’s 2024 proxy statement pursuant to Item 402 of Regulation S-K, (which disclosure includes the Overview of Company Executive Compensation Program, the Summary Compensation Table and the other executive compensation tables and related discussion).”

The Company and the compensation committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “Overview of Company Compensation” in this proxy statement. As always, the compensation committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “Overview of Company Compensation” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. Additionally, your advisory vote will not be construed (i) as overruling a decision by the Company or the Board, (ii) to create or imply any change to the fiduciary duties of the Company or the Board, (iii) to create or imply any additional fiduciary duties for the Company or the Board, or (iv) to restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation.

The Board recommends voting “FOR” this proposal.

Smaller Reporting Company

Because the Company qualifies as a “smaller reporting company” under the SEC rules, the Company has elected to prepare this proxy statement and other annual and periodic reports as a “Smaller Reporting Company” pursuant to the rules of the SEC. Under the scaled disclosure obligations, the named executive officer’s group generally consists of only three executive officers, specifically the principle executive officer and the Company’s two other most highly compensated executive officers serving at the end of the last completed fiscal year and the Company is not required to provide, among other things, Compensation Discussion and Analysis and certain other tabular and narrative disclosures relating to executive compensation.

Executive Officers and Compensation

The Company considers the following individuals to be its only executive officers. Information regarding such executive officers follows:

Name	Age	Position
Walter R. Wheeler	70	President and Chief Executive Officer (“CEO”)
Robert L. Curda	50	Vice President and Chief Financial Officer
Robbin B. Adams	66	Senior Vice President and Chief Technical Officer

Robert L. Curda was appointed as the Company’s Vice President and Chief Financial Officer on January 1, 2020. Mr. Curda has previously served as the Company’s Operational Controller since 2005. Prior to 2005, Mr. Curda worked for eight years in various accounting and finance roles at National Oilwell (now known as National Oilwell Varco).  Mr. Curda has been a licensed certified public account in the State of Texas since 1999.

Robbin B. Adams was appointed as the Company’s Senior Vice President and Chief Technical Officer on June 30, 2023. Mr. Adams served as the Company’s Executive Vice President and Chief Project Engineer since 2012. Mr. Adams has been a design engineer with the Company since 1997. Prior to 1997, Mr. Adams worked for 16 years as a design engineer at Input/Output, Inc. (now known as ION Geophysical Corp.).

Mr. Wheeler’s background is described above under “Background of Nominees and Continuing Directors.”

Overview of Company Executive Compensation Program

Objectives of Compensation Programs

The Company’s executive compensation program is designed to attract, motivate and retain highly talented and experienced management personnel and drive organizational performance that is in the best interest of our stockholders in the long-term. The Company uses traditional compensation elements of base salary, annual performance bonuses and long-term incentive stock-based awards.

Executive officers generally receive the same benefits as other employees. Any differences are typically due to position, seniority, or local requirements. Consistent with this philosophy, executive officers receive minimal perquisites. Mr. Wheeler and Mr. Adams have entered into employment agreements with the Company, which, under certain circumstances, provide them with certain severance benefits upon their terminations of employment. See “Potential Payments upon Termination or Change-in-Control” below for more information on these benefits. The Company’s compensation policies are designed to enhance financial performance and stockholder value by aligning the financial interests of the executive officers and employees with those of its stockholders.

What the Company’s Compensation Is Designed to Reward

The Company’s compensation program is designed to reward teamwork and each individual’s contribution to the Company, including the impact of such contribution on the Company’s overall financial performance, as well as to produce positive long-term results for its stockholders and employees.

Administration

The compensation committee is composed of three independent members of the Board. No compensation committee member participates in any of the Company’s employee compensation programs. The Company’s non-employee directors are eligible to and do participate in its 2014 Long-Term Incentive Plan (the “2014 Plan”). The compensation committee (i) sets and recommends annual compensation, including equity awards and discretionary goal-oriented cash bonuses for the Company’s named executive officers to the full Board for approval, (ii) reviews and approves the overall compensation policy, philosophy and strategy for all other employees, and (iii) reviews and approves awards under equity incentive plans and the non-equity incentive program to all employees as recommended to the compensation committee by management.

The compensation committee frequently utilizes the services of Frederic W. Cook & Co, Inc., an independent compensation consultant (the “Compensation Consultant”) to advise the Company on its performance-based equity grants. The Compensation Consultant performs an evaluation of the Company’s compensation program concerning future performance-based equity grants and how to balance those grants with base salary and cash bonus compensation.

At the 2023 Annual Meeting of Stockholders, the stockholders approved, by a non-binding, advisory resolution, the compensation of the Company’s named executive officers. The compensation committee considered this resolution of the stockholders in its review of executive compensation in fiscal year 2023 and determined that the stockholders supported the compensation packages awarded to the Company’s named executive officers and the objectives and policies by which those packages were determined. We submit the compensation of the Company’s named executive officers for stockholder approval on a non-binding advisory basis annually. Pursuant to a non-binding advisory resolution adopted by the stockholders at the 2022 Annual Meeting of Stockholders, the stockholders approved this frequency.

Elements of Compensation

General

The primary elements of the executive compensation program consist of (1) base salary, (2) annual cash bonuses pursuant to a non-equity, incentive annual bonus program, (3) goal-oriented discretionary cash bonuses, and (4) long term incentives in the form of equity-based compensation awards. Equity-based compensation awards have historically included nonqualified stock options, restricted stock awards, and restricted stock unit awards. Each executive officer’s current and prior compensation is considered in setting future compensation and, while consideration is given to the vesting and value of previously granted equity-based compensation awards, the total compensation package is not regularly adjusted for such values. In addition, the Company focuses on the relative roles of the executive officers throughout the organization when determining compensation.

The Company chooses to pay each element of compensation to reward executives through various means. The base salary and employee benefits compensate executives for their daily efforts as management of the Company. The annual non-equity incentive annual bonus program, described in more detail below, encourages executives to not only meet goals for the Company, measured in terms of consolidated pretax profits (before bonus), but also encourages other employees to meet goals as well. The equity-based compensation awards provide a long-term incentive to executives and other key employees to improve the performance of the Company as viewed by the market as reflected in the market price for Common Stock.

An executive officer’s annual base salary and annual cash bonuses do not fluctuate as a result of increases or decreases in the market value of equity-based compensation awards. For example, if the stock price has grown significantly, resulting in large potential gains on vested stock awards, an executive officer’s base salary or bonus potential is not adjusted for that reason. However, the compensation committee may consider those gains in awarding additional equity-based compensation. Similarly, the compensation committee would not consider a large cash bonus award under the Company’s annual performance bonus program or a large goal-oriented discretionary cash bonus to be a reason to reduce the equity-based compensation awards or annual base salary received by the executive in the following fiscal year. The Company views each compensation element as a different means of encouraging and promoting performance. These compensation elements are designed to work in tandem.

The compensation committee considers the base salary levels supplemented by bonus awards and equity compensation in evaluating the total executive compensation package. The executive officers are encouraged to earn their bonuses and equity compensation in order to realize the full value of their compensation package. The Company intends that the attainment of the performance goals established by the compensation committee will benefit its stockholders.

The compensation committee does not believe that there is another public company that is a direct peer to the Company in the seismic industry. The Company is primarily a manufacturer of seismic products and does not provide traditional seismic services or maintain a seismic data library like other seismic companies. One of the Company’s most direct competitors is a subsidiary of a much larger company, and there is no access to compensation information of that subsidiary. The compensation committee from time to time does review publicly available information on seismic and other energy industry participants to help understand the marketplace in which the Company competes. The Compensation Consultant assists the committee in gathering executive compensation information from a broad group of energy industry companies. The compensation committee strives to maintain a reasonable compensation package for each executive officer and uses this information to retain such officer and provide incentives for such officer to continue to improve the Company’s performance in the future.

The conclusion of the compensation committee after its most recent examination of the publicly available executive compensation of energy industry companies was that the Company’s total compensation of each of its executive officers, particularly their base salaries and cash bonuses, were typically lower than the compensation of executive officers in other energy industry companies, adjusting for various factors such as size, location and seniority of the executive officer. The Company places a high priority on the retention of its key employees, particularly its executive officers. The Board of the Company believes that these executive officers have made significant contributions to the growth and development of the Company and have developed a synergy among themselves that fosters progress and support. The Board believes that a loss of any one of these executive officers could have a significant adverse impact on the Company. Based upon these considerations, the compensation committee designed compensation packages for the Company’s executive officers.

Relative Size of Major Compensation Elements

The combination of base salary, non-equity incentive annual bonus program, goal-oriented discretionary cash bonuses, and equity incentive awards comprise total direct compensation. In setting named executive officer compensation, the compensation committee considers the aggregate compensation payable to the executive officer and the form of the compensation. The compensation committee seeks to achieve the appropriate balance between immediate cash rewards and incentives for the achievement of both annual and long-term financial and non-financial objectives.

Generally, the compensation committee targets overall compensation packages for the Company’s executive officers that are competitive with the total value received by executive officers at other energy companies. Due to the nature of the Company’s business and the compensation committee’s use of performance based stock options, performance based restricted stock unit awards, and a performance based annual cash bonus plan, it is possible for its executive officers to receive above target compensation when the Company’s stock price increases and total shareholder return and financial performance hurdles are met. Conversely, in years when the Company’s stock price remains unchanged or total shareholder return and financial performance hurdles are not met, its executive officers will receive minimal financial compensation, if any, in addition to their base salaries. The compensation committee attempts to maintain annual base salary ranges that are intended to be reasonably competitive with salaries at other energy industry companies, therefore improving the likelihood of retaining the executive officers that we believe are crucial to the long-term success of the Company. A substantial portion of target compensation is in the form of “at-risk” performance-based compensation that is linked to the Company’s financial performance. The compensation committee believes that this blend strikes an appropriate balance between effectively retaining key employees and aligning the interests of our executives with those of our stockholders.

Base Annual Salaries

The base annual salaries of the Company’s named executive officers were as follows:

Fiscal Year Ended September 30, 2023
Mr. Wheeler, President and Chief Executive Officer	$350,000
Mr. Curda, Vice President, Chief Financial Officer and Secretary	$250,000
Mr. Sheen, Senior Vice President and Chief Technical Officer (1)	$300,000
Mr. Adams, Senior Vice President and Chief Technical Officer (since June 30, 2023)	$310,000
(1) Mr. Sheen resigned on June 30, 2023.

Annual Performance Bonuses

For fiscal year 2023, the Board adopted comprehensive company-wide bonus compensation criteria (the “2023 Bonus Criteria”) for all employees. The 2023 Bonus Criteria, which follows the same principles, goals and criteria as in the bonus program and criteria previously established for prior fiscal years, set forth various targets and criteria for the Company’s operating performance and established a cash bonus, assessed on an individual basis, for employees of the Company. The financial targets were designed to provide incentives for the employees to work as a team to improve the Company’s financial results.

Under the 2023 Bonus Criteria, every employee of the Company is eligible to participate in Tier I of the bonus plan, except for employees in the Russian Federation who participate in a local plan. Under Tier I, employees share proportionally in the Company’s profits based on each employee’s relative payroll. The Tier I bonus pool is established by accruing 20% of consolidated pretax profits (before bonus) above a specified range. Various management teams, including the executive officers, and selected key employees are eligible to participate in Tier II of the 2023 Bonus Criteria, which applies after Tier I is fully funded. The Tier II bonus pool is established by accruing 20% of consolidated pretax profits (before bonus) within a specified range above Tier I. Under Tier II, certain participants share in the bonus pool depending on the satisfaction of predefined goals by their respective working groups. Should the Company’s pretax profits (before bonus) exceed the amount required to achieve fully funded Tier I and Tier II bonus pools, the bonus pools will be additionally funded at the rate of 10% of subsequent excess pretax profits (before bonus), divided between Tier 1 and Tier II according to the ratio of their initial targeted amounts. None of the named executive officers were required to satisfy individual predefined goals under the 2023 Bonus Criteria. Tier I bonuses are paid if the Company reaches a predetermined pretax profit (before bonus) level. Tier II is based on attaining a predetermined consolidated pretax profits (before bonus) level as well as, in most cases (but not in the case of named executive officers), specific performance criteria of the group eligible for the bonus. The predetermined pretax profits (before bonus) levels as well as the specific performance criteria are re-evaluated annually. The groups eligible for Tier II bonuses in one year are not necessarily eligible the following year. The eligible groups are selected based on management’s goals for improvement across the Company.

The Company’s named executive officers were not required to achieve individual performance targets in order to earn their respective annual cash incentive payments under the 2023 Bonus Criteria. However, the consolidated pretax profits (before bonus) of the Company must reach a predetermined threshold before Tier I or Tier II bonus payments will be made. The difficulty of attaining the performance criteria fluctuates in response to the Company’s industry, market and overall performance. While each of Messrs. Wheeler, Curda, Sheen and Adams had the ability to influence the Company’s financial performance, none of them can ensure that the Company’s performance will rise to the level of satisfying the Tier I or Tier II thresholds. For fiscal year 2023, the Tier I bonus pool was funded in the amount of $1,622,000. No Tier II bonuses were funded or paid. The bonuses were paid in December 2023. The Tier I bonuses earned by the Company’s named executive officers were $15,812 for Mr. Wheeler, $11,294 for Mr. Curda, $10,165 for Mr. Sheen and $14,005 for Mr. Adams. For fiscal year 2022, no bonuses were funded or paid.

Goal Oriented Discretionary Cash Bonuses

If certain executive officers do not receive any payments under the bonus program described above, they are eligible to receive goal oriented discretionary cash bonuses up to 30% of their respective base salary based on individualized goals and other factors which are evaluated on an on-going basis by the compensation committee and Board. For fiscal year 2023 and 2022 no goal oriented bonuses paid.

Long-Term Stock-Based Compensation

The Company believes that long-term incentive compensation is an important component of its compensation program and that the value of this compensation should be directly related to increases in stockholder value. In addition to base salaries, annual performance bonuses, and goal-oriented discretionary cash bonuses, the executive officers have historically participated in the 2014 Plan, which allows the Company to grant long-term incentive compensation to its executive officers and directors in the form of stock options, restricted stock awards, restricted stock unit (“RSU”) awards, and other awards. RSU awards represent a contingent right to receive one share of Common Stock upon vesting.

Historically, equity incentive compensation awards were determined based on an individual’s annual compensation and his or her contribution to the Company. The compensation committee independently sets and recommends stock option grants, restricted stock awards, and RSU awards for the Company’s executive officers to the full Board for approval. Such awards may include service-based vesting and performance goal based vesting provisions. Proposals for stock option, restricted stock awards, and RSU awards to non-executives is presented by the President and Chief Executive Officer and approved by the Board upon the recommendation of the compensation committee. Mr. Wheeler abstains from voting with respect to his own compensation and grants of equity awards.

On November 18, 2021, the Company granted the following RSU awards, with Mr. Wheeler receiving 9,000 RSU awards with service-based vesting provisions and 10,000 RSU awards with both service-based and performance-based vesting provisions; each of Messrs. Curda and Adams receiving 8,500 RSU awards with service-based vesting provisions and 9,500 RSU awards with both service-based and performance-based vesting provisions; and Mr. Sheen receiving 8,000 RSU awards with service-based vesting provisions and 9,000 RSU awards with both service-based and performance-based vesting provisions. The vesting of the performance-based RSU awards were conditioned on the achievement of consolidated revenue growth thresholds for fiscal year 2022. No restricted stock awards or stock options were awarded in fiscal year 2022. On November 17, 2022, based on the Company’s total revenue for fiscal year 2022, the compensation committee determined that none of the vesting provisions had been met on the performance-based RSU awards granted on November 18, 2021 and these awards were forfeited.

On November 21, 2022, the Company granted the following RSU awards, with Mr. Wheeler receiving 4,000 RSU awards with service-based vesting provisions and 15,000 RSU awards with both service-based and performance-based vesting provisions; each of Messrs. Curda and Adams receiving 3,500 RSU awards with service-based vesting provisions and 14,500 RSU awards with both service-based and performance-based vesting provisions; and Mr. Sheen receiving 2,000 RSU awards with service-based vesting provisions and 13,000 RSU awards with both service-based and performance-based vesting provisions. The vesting of the performance-based RSU awards were conditioned on the achievement of consolidated revenue growth thresholds for fiscal year 2023. No restricted stock awards or stock options were awarded in fiscal year 2023. On November 16, 2023, based on the Company’s total revenue for fiscal year 2023, the compensation committee determined that all of the vesting provisions had been met on the performance-based RSU awards granted on November 21, 2022, with the exception of Mr. Sheen, in which 3,250 of his awards were forfeited.

The Board and the compensation committee intend to make annual grants of RSU awards to the Company’s senior executive officers which may include service-based vesting and performance based vesting provisions to be determined by the compensation committee each year. The compensation committee will review the long-term incentive program each year to ensure that the key elements of the program continue to meet the objectives described above.

Benefits

The Company offers a variety of health and welfare and retirement programs to all eligible employees. Executive officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. The Company’s health and welfare programs include medical, wellness, pharmacy, dental, life insurance and accidental death and disability. Each employee receives life insurance equal to the employee’s annual salary with a maximum payout of $100,000 and accidental death and dismemberment coverage.

The Company maintains a defined contribution retirement plan that is intended to qualify under Section 401(k) of the Code. The plan covers all full-time employees who meet age and service requirements. The plan provides for pre-tax, elective employee contributions with a matching contribution from us ranging from 50% to 100% of employee contributions, up to a maximum of 3.5% of the employee’s annual salary.

The Company offers vacation time determined by years of service. As of September 30, 2023, Mr. Curda had accrued 146 hours of vacation; Mr. Adams had accrued 258 hours of vacation; and Mr. Wheeler had accrued 262 hours of vacation. Employees, including executive officers, may roll over up to 160 hours of unused vacation time to subsequent years.

The Company also maintains key man life insurance policies on Messrs. Wheeler, Curda and Adams exclusively for its benefit.

Impact of Accounting and Tax Treatment

A standard issued by the Financial Accounting Standards Board requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The equity awards the Company grants are structured to comply with the requirements of the standard to maintain the appropriate equity accounting treatment.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid in excess of $1,000,000 for any fiscal year to the corporation’s chief executive officer, chief financial officer and three other most highly compensated executive officers as of the end of any fiscal year (and certain former executive officers). As a result, we generally expect that compensation paid to our applicable named executives in excess of $1 million will not be deductible.

Section 409A of the Code, as amended (“Section 409A”), provides that deferrals of compensation under a nonqualified deferred compensation plan for all taxable years are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. The Company intends to structure any deferred compensation items to be in compliance with or exempt from Section 409A.

Summary Compensation Table

The following table sets forth certain information regarding compensation paid for services rendered during the fiscal years ended September 30, 2023 and 2022, respectively, to each of the Company’s named executive officers:

2023 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)(3)	Non-Equity Incentive Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Walter R. Wheeler, President and Chief Executive Officer	2023	350,000	63,000	15,812	10,927	439,739
	2022	350,000	141,103	--	11,402	502,505
Robert L. Curda, Vice President, Chief Financial Officer and Secretary	2023	250,000	59,250	11,294	8,877	329,421
	2022	225,000	133,497	--	11,173	369,670
Michael J. Sheen, Senior Vice President and Chief Technical Officer (1)	2023	225,000	48,000	10,165	306,952	590,117
	2022	315,000	126,000	--	9,846	450,846
Robbin B. Adams, Senior Vice President and Chief Technical Officer (since June 30, 2023) (1)	2023	310,000	59,250	14,005	10,562	393,817
	2022	308,904	133,497	--	11,213	453,614

(1)

Mr. Sheen resigned from the Company on June 30, 2023. Mr. Adams was appointed Senior Vice President and Chief Technical Officer upon the resignation of Mr. Sheen. Mr. Adams previously served as Executive Vice President and Chief Project Engineer.

(2)

As required by SEC rules, amounts in this column represent the aggregate grant date fair value of stock-based compensation expense as required by FASB ASC Topic 718 Stock Based Compensation. A discussion of the assumptions used to value the restricted stock units are contained in the notes to the Company’s financial statements for the fiscal year ended September 30, 2023 under Note 14 “Stockholders’ Equity”.

(3)

Includes restricted stock units with service-based only vesting provisions and restricted stock units with both service-based and performance-based vesting provisions. The value reported with respect to units with both service-based and performance-based vesting provisions is based on probable outcome. For fiscal year 2023, the value at grant date, assuming the achievement of the highest level of performance conditions, was $85,500 for Mr. Wheeler; $67,500 for Mr. Sheen; $59,250 for Mr. Curda and $59,250 for Mr. Adams. For fiscal year 2022, the value at grant date, assuming the achievement of the highest level of performance conditions, was $171,000 for Mr. Wheeler; $153,000 for Mr. Sheen; $162,000 for Mr. Curda and $162,000 for Mr. Adams.

(4)

The values listed were awarded under the 2023 Bonus Plan, but not paid until December 2023. The 2023 bonus plan was designed with a two tier structure. The Tier I pool, which is allocated among all employees based upon relative payroll amounts was capped at $3,000,000. The Tier I pool was funded by an accrual of 20% of any pretax profits in excess of the minimum predetermined threshold (5% return on stockholder equity). The Tier II pool was capped at $3,000,000, funding at 20% of any pretax profits in excess of the minimum predetermined threshold. For fiscal year 2023, bonuses of $1,622,000 was funded in the amount of $1,662,000 from Tier I. No bonuses were funded for Tier II.

(5)

Represents compensation related to participation in the Company's 401(k) retirement matching program and group term life insurance. With respect to Mr. Sheen, also includes $300,000 termination compensation which must be paid six months after June 30, 2023.

Narrative Disclosure to Summary Compensation Table

Mr. Adams has an employment agreement with the Company which automatically renews each January 1 for an additional two years unless the Company provides notification no fewer than 30 days prior to such January 1 date that it will not be extending the agreement. Pursuant to the employment agreement Mr. Adams may be entitled to severance benefits upon termination as discussed in the “Potential Payments upon Termination or Change-in-Control” section below.

On October 21, 2022, the Company notified Mr. Sheen of its decision to not extend the term of his employment agreement after its expiry on December 31, 2024. This was a technical notice required under the terms of the employment agreement to discontinue the automatic extension of the term of the agreement and does not otherwise impact Mr. Sheen’s employment or other status with the Company. Mr. Sheen resigned from the Company on June 30, 2023.

On November 19, 2020, the Company notified Mr. Wheeler of its decision to not extend the term of his employment agreement after its expiry on December 31, 2022. This was a technical notice required under the terms of the employment agreement to discontinue the automatic extension of the term of the agreement and does not otherwise impact Mr. Wheeler’s employment or other status with the Company. Mr. Wheeler will continue to lead the Company as its CEO for the foreseeable future.

Pay Versus Performance Table

The following table shows the total compensation for the named executive officers (“NEO”) as set forth in the Summary Compensation Table, the compensation “actually paid” (“CAP”) to the NEOs, the Company’s total shareholder return (“TSR”), and our net income (loss) for the fiscal years ended September 30, 2023 and 2022:

Fiscal Year	Summary Compensation Table Total For CEO ($)(1)	Compensation Actually Paid to CEO ($)(1)(4)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(2)	Average Compensation Actually Paid to Non-CEO NEOs ($)(4)	Value of Initial Fixed $100 Investment Based on TSR ($)(3)	Net Income (Loss)($)
2023	439,739	700,716	437,785	669,507	135.60	12,206,000
2022	502,505	263,554	323,907	208,071	46.18	(22,856,000)

(1)	For fiscal years 2023 and 2022, the Company’s Chief Executive Officer (“CEO”) was Mr. Wheeler.
(2)	For fiscal years 2023 and 2023, the Company’s Non-CEO NEOs were Messrs. Adams, Curda and Sheen.
(3)

TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(4)

SEC rules require that certain adjustments be made to the Summary Compensation Table totals to determine CAP, as reported in the Pay versus Performance Table above. The following table details the applicable adjustments that were made to determine CAP for fiscal years 2023 and 2022.

Fiscal Year	Summary Compensation Table Total For CEO ($)	Deduct Stock Awards from Summary Compensation Table ($)	Add Year- End Fair Value of Unvested Awards Granted in the Year ($)	Add Change in Fair Value of Unvested Awards Granted in Prior Years ($)	Add Fair Value of Awards Granted and Vested in the Year	Add Change in Fair Value of Prior Years’ Awards Vested in the Year	Deduct Fair Value at End of Prior Year of Awards that Failed to Meet Vesting Conditions in the Year ($)	Compensation Actually Paid to CEO
2023	439,739	63,000	246,050	120,628	--	1,399	44,100	700,716
2022	502,505	141,103	83,790	(81,448)	--	(4,690)	95,500	263,554

Fiscal Year	Summary Compensation Table for Non- CEO NEOs ($)	Deduct Stock Awards from Summary Compensation Table ($)	Add Year-End Fair Value of Unvested Awards Granted in the Year ($)	Add Change in Fair Value of Unvested Awards Granted in Prior Years ($)	Add Fair Value of Awards Granted and Vested in the Year	Add Change in Fair Value of Prior Years’ Awards Vested in the Year	Deduct Fair Value at End of Prior Year of Awards that Failed to Meet Vesting Conditions in the Year ($)	Compensation Actually Paid to Non-CEO NEOs
2023	437,785	55,500	220,150	74,013	15,540	15,739	38,220	669,507
2022	424,710	130,998	77,910	(70,560)	--	(5,449)	87,542	208,071

Description of Relationships Between Compensation Actually Paid and Performance

Relationship between CAP and TSR and net income (loss)

The Company’s TSR and net income significantly increased in fiscal year 2023 in comparison to fiscal year 2022. The Company believes its TSR increased as a result of the increase in net income. CAP to both the Company’s CEO and Non-CEO NEOs increased in fiscal year 2023 when compared to fiscal year 2022. The increase in CAP resulted from (i) an increase in the fair value of awards granted in prior years to its CEO and Non-CEO NEOs that were outstanding and unvested at September 30, 2022, and (ii) awards granted to its CEO and Non-CEO NEOs in fiscal year 2023 which met their performance-based vesting requirements in their entirety.

Outstanding Equity Awards at Fiscal Year-End

The following table summarize certain information regarding unvested stock and equity incentive plan awards outstanding as of the end of the fiscal year ended September 30, 2023 for each of the named executive officers:

2023 Outstanding Equity Awards at Fiscal Year-End Table

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Walter R. Wheeler	18,125	234,719	15,000	194,250
Robert L. Curda	16,125	208,819	14,500	187,775
Michael J. Sheen	--	--	13,000	168,350
Robbin B. Adams	16,875	218,531	14,500	187,775

(1)

Represents (i) restricted stock units granted on November 26, 2019, which vest in four equal annual installments with the first installment vesting on the anniversary date of the date of grant, (ii) restricted stock units granted on November 19, 2020, which vest in four equal annual installments with the first installment vesting on the anniversary date of the date of grant, (iii) restricted stock units granted on November 18, 2021, which vest in four equal annual installments with the first installment vesting on the anniversary date of the date of grant and (iv) restricted stock units granted on November 21, 2022, which vest in four equal annual installments with the first installment vesting on the anniversary date of the date of grant. Restricted stock units represent a contingent right to receive one share of Common Stock upon vesting.

(2)

Represents restricted stock units granted on November 21, 2022 with both service-based and performance-based vesting provisions. The performance-based criteria required for the vesting of these awards were based on the achievement of revenue thresholds for the Company’s fiscal year ended September 30, 2023. In November 2023, the Company’s compensation committee determined that the criteria required to lapse the performance-based vesting provisions for these awards were fully achieved. These units will vest in four equal annual installments on November 16, 2023, November 21, 2024, November 21, 2025 and November 21, 2026.

(3)	Represents the closing price of $12.95 per share of Common Stock on September 30, 2023.

Clawback Policy

The Company believes it is important to foster and maintain a culture that emphasizes integrity and accountability. For this reason, the Board adopted a clawback policy effective December 15, 2016 and adopted a new amended and restated policy effective December 1, 2023. The new policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act and Listing Rule 5608 of the Nasdaq Stock Market. This policy applies to all current and former executive officers and other senior executives or employees who the compensation committee may deem subject to the policy from time to time. The policy applies to equity grants awarded under the 2014 Plan, as well as annual bonuses and any other compensation earned or vested based on the attainment of a financial reporting measure.

In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, a person covered by this clawback policy will be required to reimburse or forfeit certain incentive compensation received. The amount to be reimbursed or forfeited will be the amount of the incentive compensation paid or awarded to the person based on the erroneous financial data exceeding the amount that would have been paid based on restated results, as determined by the Board. The Board will also determine the method for recouping such amounts, which may include: (1) requiring reimbursement of cash incentive compensation previously paid to the person, (2) seeking recovery of any gain realized on the vesting, sale or other disposition of any equity‑based awards, (3) offsetting the recouped amount from any compensation otherwise owed by the Company to the person, (4) cancelling outstanding vested or unvested equity awards made to the person, and/or (5) taking any other remedial and recovery action permitted by law.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Public Information

The Board typically grants equity awards on a pre-determined schedule. The compensation committee does not take material nonpublic information into account when determining the timing and terms of such awards. The Company does not time the disclosure of material nonpublic information for the purposes of affecting the value of executive compensation.

Potential Payments upon Termination or Change-in-Control

Pursuant to his employment agreement, as amended, Mr. Adams is entitled to receive the severance benefits described below upon termination of his employment unless the termination:

●	results from his death, disability or retirement;
●	is by the Company for Cause; or
●	is by the employee other than for Good Reason.

“Cause” is defined to mean the employee’s willful and continued failure to perform his duties after a demand for his performance of those duties or the employee’s willfully engaging in gross misconduct materially and demonstrably injurious to the Company. “Good Reason” is defined to mean a demotion, a reduction in base salary, a relocation of the employee’s base location of employment, the discontinuation of any employee benefit without comparable substitution, the failure of any successor of the Company to assume the employment agreement or a purported termination not in compliance with the employment agreement.

The severance benefits to Mr. Adams would be entitled on termination would be an amount equal to the product of (a) his then-current annual salary plus the average of the bonus payments paid to the executive in respect of the three fiscal years preceding the fiscal year in which the termination occurs, multiplied by (b) two. The executive would also receive any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement.

These payments would be due in a lump sum on the tenth day following the date of termination. The amounts paid are based on the salary rate in effect at the time of termination, unless the employee is terminating employment for Good Reason due to a reduction in salary, in which case the salary rate shall be the rate in effect prior to such reduction.

So long as Mr. Adams is terminated without Cause, he is not required to perform any further agreement or action in order to receive these benefits. However, in connection with his employment agreement, he has agreed that he will not disclose or misappropriate any confidential information of the Company and that all intellectual property developed by him is the property of the Company.

Stock Ownership Guidelines

The Company believes that its executive officers and non-employee directors should own and hold an investment value position in the Common Stock of the Company to further align their interests and actions with the interests of the Company’s stockholders. Our executive officers and directors owned approximately 8% of the Company’s outstanding Common Stock as of December 15, 2023. In November 2020, based upon recommendations and benchmarking by Fredrick W. Cook & Co., Inc., the Board has adopted the Stock Ownership Guidelines described below.

Position	Stock Ownership Guidelines
Executive Officers	1 time base salary
Non-Employee Directors	1 time annual cash retainer

The compensation committee intends for executive officers and directors who are or become subject to these guidelines to achieve the applicable ownership guideline within five years from the date of adoption of the guidelines or the date the participant becomes subject to the guidelines. The compensation committee may allow exceptions to be made for any executive officer or non-employee director who, due to his or her unique financial circumstances, would incur a hardship by complying with these guidelines.

Prohibition on Hedging or Pledging Stock

Directors and executive officers of the Company are prohibited from directly or indirectly engaging in any kind of hedging activity that limits such person’s investment or economic risk in Company securities through the use of derivatives, such as options or future contracts, or any kind of speculative transactions in Company securities such as puts, calls, swaps, collars or short sales.   In addition, directors and executive officers are prohibited from pledging any Company securities as collateral or holding such securities in a margin account.

Code of Ethics

The Company has adopted a general code of business conduct that applies to all employees, and a supplemental code of ethics that applies to the Company’s Chief Executive Officer and senior financial officers. The general code of business conduct and supplemental code of ethics may be accessed electronically under the Investor Relations section of the Company’s website at www.geospace.com.

Equity Compensation Plan Information

The following table summarizes information with respect to the Company’s equity compensation plans under which its equity securities are authorized for issuance as of September 30, 2023:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
	(In shares)	(In dollars per share)		(In shares)
Equity compensation plans approved by security holders (1)	377,549	$	N/A	1,137,509
Equity compensation plans not approved by security holders	--		--	--
Total	377,549	$	N/A	1,137,509

(1)

The number of securities shown in column (c) represents the number of securities remaining available for issuance under the Company’s 2014 Plan, which was approved by the stockholders in February 2014. The 2014 Plan allows for the issuance of restricted stock awards, performance stock awards, performance stock unit awards, restricted stock unit awards, stock options and stock appreciation rights. For purposes of calculating the number of securities remaining under the 2014 Plan in column (c), Full Value Awards are counted as 1.5 shares for each share awarded. The number of securities shown in column (a) of the table above represents restricted stock unit awards outstanding under the 2014 Plan. Column (b) excludes restricted stock unit awards.

Security Ownership of Certain Beneficial Owners and Management

The following table indicates the beneficial ownership as of December 15, 2023 of shares of Common Stock of each director and named executive officer, each person known to the Company to beneficially own more than 5% of the outstanding Common Stock and all directors and executive officers as a group, along with the percentage of outstanding Common Stock that such ownership represents. The Company based the information regarding beneficial ownership by third persons of more than 5% of its outstanding capital stock on a search of all Schedules 13D and 13G filed with the Securities and Exchange Commission with respect to the Common Stock and additional information received by the Company from NASDAQ. Each person named has sole voting and investment power with respect to the shares indicated except as otherwise stated in the notes to the table.

Beneficial Owner	Shares	Percentage (1)
Disciplined Growth Investors, Inc. (2)	1,497,486	11.24%
Gate City Capital Management, LLC (3)	947,158	7.32%
Tieton Capital Management (4)	741,282	5.57%
Moors & Cabot Inc. (5)	738,475	5.55%
Gary D. Owens (6)	585,926	4.40%
Walter R. Wheeler	120,091	*
Thomas L. Davis, Ph.D. (7)	50,554	*
Robbin B. Adams	49,036	*
Richard F. Miles (7)	40,100	*
Edgar R. Giesinger, Jr. (7)	28,100	*
Robert L. Curda	27,500	*
Margaret Sidney Ashworth (7)	19,500	*
Executive officers and directors as a group (8 people) (8)	920,807	6.89%

*	Less than one percent.

(1)	The percentage ownership is based on 13,317,090 outstanding shares of Common Stock as of December 15, 2023, as well as shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act.
(2)

Schedule 13G Amendment No. 2 filed with the Securities and Exchange Commission on February 14, 2023, indicates that Disciplined Growth Investors, Inc. owns 1,533,790 shares of Common Stock and has the sole voting power with respect to such shares. The address indicated on this form is 150 South Fifth Street, Minneapolis, MN 55402.

(3)

Schedule 13G Amendment No. 1 filed with the Securities and Exchange Commission on October 10, 2023, indicates that Gate City Capital Management, LLC has the sole voting power with respect to 532,677 shares. The address indicated on this form is 8725 W. Higgins Road, Suite 530, Chicago, IL 60631.

(4)

Schedule 13G filed with the Securities and Exchange Commission on January 25, 2023, indicates that Titan Capital Management, LLC beneficially owns 846,812 shares of Common Stock and has sole voting power with respect to such shares. The address indicated on this form is 4700 Tieton Drive, Suite C, Yakima WA 98908.

(5)	The number of shares owned is based on information received from NASDAQ. The address based on the information received is 1 Federal St. 19th Floor, Boston, MA 02110.
(6)

Includes 9,000 restricted stock units, each of which is exchangeable into one share of Common Stock within 60 days of December 15, 2023. Also includes 336,800 shares of Common Stock held by Owens 2008 Grandkids Trust, in which Mr. Owens is trustee. Mr. Owens disclaims beneficial ownership of the shares held by the Trust, except to the extent of his pecuniary interest therein.

(7)	Includes 9,000 restricted stock units, each of which is exchangeable into one share of Common Stock within 60 days of December 15, 2023.
(8)	Includes 45,000 restricted stock units, each of which is exchangeable into one share of Common Stock within 60 days of December 15, 2023.

Proposals for Next Annual Meeting; Other Matters

Any appropriate proposals of holders of Common Stock intended to be presented at the annual meeting of stockholders of the Company to be held in 2024 must be received by the Company at its principal executive offices, 7007 Pinemont Drive, Houston, Texas 77040-6601, no later than September 5, 2024 to be included in the proxy statement and form of proxy relating to that meeting. A matter as to which the Company receives notice that is proposed to be brought before the annual meeting of stockholders of the Company in 2024 outside the process of the Securities and Exchange Commission’s rule on stockholder proposals (described in the preceding sentence) will be considered not properly brought before that meeting, and will be out of order, unless the notice as to that matter meets the requirements of the advance notice provisions of the Company’s by-laws. That provision requires notice of any matter, including nomination of a director, to be submitted by a stockholder at the annual meeting of stockholders of the Company in 2025 to be received by the Company no later than November 10, 2024 and to be received by the Company no earlier than October 11, 2024 subject to certain other requirements and deadlines outlined in the Company’s by-laws.

The cost of solicitation of proxies in the form of proxy accompanying this proxy statement will be paid by the Company. In addition to solicitation by use of the mails, the directors, officers or employees of the Company may solicit the return of proxies by telephone, electronically or in person.

Proxy - Geospace Technologies Corporation

This Proxy is solicited on behalf of the Board of Directors.

Proxy-Annual Meeting of Stockholders February 8, 2024

The undersigned holder of Common Stock of Geospace Technologies Corporation hereby appoints Thomas L. Davis, Ph.D. and Richard F. Miles, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Stockholders of Geospace Technologies Corporation to be held at 11:00 a.m. on the 8th of February 2024, to be held both virtually via live webcast at meetnow.global/MPGCU4H and in-person at the DoubleTree by Hilton, 12801 Northwest Freeway, Houston, Texas, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted (i) FOR the election of the director nominees named on the reverse side, or if any one or more of the nominees becomes unavailable, FOR another nominee or other nominees to be selected by the Board of Directors, (ii) FOR the ratification of the appointment by the audit committee of the Board of Directors of RSM US LLP, independent public accountants, as the Company’s auditors for the year ending September 30, 2024, and (iii) FOR the approval of the non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States. In order for your vote to be submitted by proxy, you must (i) properly complete the internet or telephone voting instructions or (ii) properly complete and return this proxy card prior to the Annual Meeting of Stockholders on February 8, 2024.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE.

(continued and to be signed on other side)

Geospace Technologies Corporation

[Name]
[Address]

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside of the designated areas	☒

Annual Meeting Proxy Card

[A] Proposals – The Board of Directors recommends a vote FOR the listed nominees, and FOR Proposals 2 and 3.

1. Election of Director

	For	Against	Abstain
A. Margaret Sidney Ashworth	☐	☐	☐
B. Stephen C. Jumper	☐	☐	☐

The Board of Directors recommends a vote FOR the following matters:

	For	Against	Abstain
2. To ratify the appointment by the audit committee of the Board of Directors of RSM US LLP, independent public accountants, as the Company’s auditors for the year ending September 30, 2024.	☐	☐	☐

	For	Against	Abstain

3. To approve the following non-binding, advisory resolution:

              “RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the Company’s 2024 proxy statement pursuant to Item 402 of Regulation S-K, (which disclosure includes the Overview of the Company Executive Compensation Program, the Summary Compensation Table and the other executive compensation tables and related discussion).”

	☐	☐	☐

[B] Non-voting items

Change of address – Please print your new address below	Comments – Please print your comments below	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting	☐

[C] Authorized Signatures – Sign Here – This section must be completed for your vote to be counted.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box

Date (mm/dd/yyyy)

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